Exhibit 99
	For Release:	Mar. 27, 2019

	Investor Contact:	Vince Meyer
218-723-3952
NEWS		vmeyer@allete.com

ALLETE closes on $270 million sale of U.S. Water Services to Kurita
Sale proceeds will support ALLETE growth in the clean-energy sector

DULUTH, Minn. - ALLETE Inc. (NYSE:ALE) announced today it has closed on the $270 million sale of U.S. Water Services Inc. to Kurita Water Industries Ltd., a leading international water-management company headquartered in Tokyo, Japan.
Based in St. Michael, Minnesota, U.S. Water, an integrated water-solutions company, serves a diverse mix of about 5,000 customers to optimize system performance, reduce water and energy use, and improve efficiency. It was acquired by ALLETE in 2015. Today’s sale supports ALLETE’s long-term diversification strategy that includes expanding investments in clean-energy opportunities with an average annual earnings growth objective of 5 percent to 7 percent.
“Proceeds from the sale will be primarily reinvested in growth initiatives at ALLETE Clean Energy and our Regulated Operations, reducing the need for equity issuances,” said ALLETE Chief Financial Officer Bob Adams. “This sale will support U.S. Water Services’ expansion and growth while enabling ALLETE to allocate capital to growth initiatives within ALLETE and ALLETE Clean Energy, which has become ALLETE’s second-largest net income contributor.”
Under ALLETE’s four-year ownership and continued investment, U.S. Water Services has grown significantly, becoming a world-class industrial water-service provider in North America through an aggressive expansion in geography, end markets and service offerings. The investments included the acquisition of three water services companies over the past 36 months.
ALLETE announced the agreement to sell U.S. Water to Kurita in early February. The sale went ahead as planned following receipt of the necessary regulatory approvals.

ALLETE Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; BNI Energy, based in Bismarck, N.D.; and has an 8 percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE, Inc. 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com